Exhibit T3A.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 07:38 PM 11/04/2004
FILED 07:38 PM 11/04/2004
SRV 040798554 - 3877514 FILE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

THE ROUSE COMPANY LP

This Certificate of Limited Partnership of The Rouse Company LP (the “Partnership”), dated as of November 4, 2004, is being duly executed and filed by Rouse LLC, a Delaware limited liability company, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.).

1.            Name. The name of the limited partnership formed hereby is The Rouse Company LP.

2.            Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o Corporation Service Company, 2711 Centerville, Suite 400 in the City of Wilmington, County of Newcastle, 19808.

3.            Registered Agent. The name and address of the registered agent for service on the Partnership in the State of Delaware is Corporation Service Company, 2711 Centerville, Suite 400 in the City of Wilmington, County of Newcastle, 19808.

4.            General Partner. The name and mailing address of the sole general partner of the Partnership is:

NAME	ADDRESS

Rouse LLC	c/o General Growth Properties, Inc.
110 North Wacker Drive
Chicago, Illinois 60606

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first above written.

ROUSE LLC, General Partner

By:	/s/ Linda J. Wight
Name:	Linda J. Wight
Title:	Assistant Secretary